FIRST AMENDMENT TO
SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE SERVICES AGREEMENT (this “Amendment”) is effective as of April 1, 2023 and is made by and between Fundrise Growth Tech Fund, LLC, a limited liability company organized under the laws of the state of Delaware (the “Fund”), and Atlantic Fund Administration, LLC, d/b/a Apex Fund Services (“Atlantic”), a Delaware limited liability company.

WHEREAS, the Fund and Atlantic are parties to that certain Services Agreement dated November 23, 2022 (the “Agreement”); and

WHEREAS, the Fund desires to engage Atlantic to perform certain tax services and post-trade compliance services on behalf of the Fund and Atlantic seeks the Fund’s approval of additional fees associated with the performance of such tax services and post-trade compliance services; and

WHEREAS, the Fund’s Board of Directors is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	Section 3 of the Agreement is hereby amended to include the following additional paragraph:

(j)  Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Fund or any Shareholder or any purchase of Shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under this Section 3.

b.	In Appendix A to the Agreement, section “3. Compliance” in “Part I. Fund Administration” is hereby amended by inserting the following additional paragraphs:

(g)  Monitor the Fund’s compliance with certain regulatory and registration statement compliance rules, including but not necessarily limited to, the Fund’s 80% investment policy; the Fund’s fundamental policy for concentrating investments in a particular industry or group of industries; the Fund’s fundamental policy for borrowings and use of leverage; limitations on the Fund’s investments in other investment companies; and the Fund’s compliance with Commodity Futures Trading Commission Regulation 4.5.

(h)  Perform and report on daily post-trade compliance testing; and

(i) Analyze compliance warnings and breaches and manage resolution thereof.

c.	In Appendix A to the Agreement, section “7. [RESERVED]” in “Part I. Fund Administration” is hereby deleted in its entirety and replaced with the following additional services:

7. Tax Services

With respect to the Fund, Atlantic shall:

(a) Prepare Federal and state income and excise tax workpapers and provisions;

(b) Prepare and, subject to review by the Fund’s auditors and execution by the Executive Officers or other appropriate officers of the Trust, file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, as agreed;

(c) With respect to Fund distributions:

(i) Calculate periodic income distributions and calculate capital gain distributions (in addition to typical calendar year end distributions);

(ii) Calculate required distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii) Oversee and coordinate the payment of distributions to Shareholders;

(d) Monitor, calculate and report to the Trust compliance with respect to Code Section 851(b) “good income” and “diversification” testing, report the tax status of distributions and prepare year-end Federal tax notice data;

(e) Prepare data for the Trust’s financial statements, sixty (60) day shareholder tax notice disclosures, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments;

(f) Prepare and, with approval of the Trust, distribute to appropriate parties notices announcing the declaration of distributions to Shareholders;

(g) As may be required, prepare periodic capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards;

(h) Prepare, as may be required, short- and long-term gain reports for the Adviser for Fund year-end capital gain tax planning; and

(i) Prepare calendar year end attribute reporting (ICI primary and secondary layouts).

d.	In Appendix B to the Agreement, the paragraph entitled “Surcharges*” is hereby amended to include the following additional fees:

●	[REDACTED]

e.	In Appendix B to the Agreement, the paragraph under the section “B. Out-of-Pocket Expenses” is hereby amended to include the following additional expenses:

●	System vendor programming costs required to support investments in connection with post-trade compliance monitoring services

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

FUNDRISE GROWTH TECH FUND, LLC

By:	/s/ Alison Staloch
Name:	Alison Staloch
Title:	Treasurer

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Jessica Chase
Name:	Jessica Chase
Title:	Chief Executive Officer